SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 30, 2004

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-4379	31-1598292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio		45202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Convergys Corporation

Item 8.01. Other Events

Convergys to Record Net Restructuring Charge of $29 Million in the Fourth Quarter

As previously announced on October 20th, Convergys Corporation (the “Company”) is implementing a restructuring plan to streamline its operations and strengthen its prospects for long-term growth.

As the Company finalized its operating plans for 2005, more opportunities were identified to reduce the Company’s cost structure and improve long-term operating margins. While the primary goal of the plan is to reduce the number of management positions within IMG, it also has been expanded to further streamline CMG as well as the Company’s corporate operations. The plan is now expected to affect approximately 600 domestic and international employees. The reduction in force will take place through a combination of voluntary and involuntary separation.

The voluntary separations are substantially complete. The Company has begun the involuntary separations and expects them to be substantially completed by the end of the second quarter of 2005. The severance benefits for the involuntary separations will be paid pursuant to the Company’s existing severance plans or employment agreements.

The fourth quarter restructuring charge for these severance costs is now expected to be approximately $35 million. Over 95% of these charges are estimated to be cash based. When all the actions are completed, the annual savings are expected to be over $50 million.

In the fourth quarter Convergys will also be reversing approximately $6 million of its facility closure costs accrual taken in a previous restructuring related to the Company’s Laredo, Texas facility closure. This facility is being reopened to support a new, large outsourcing agreement, which has yet to be announced.

As a result of the severance costs and reversal of the previously recorded facility closure costs, Convergys will record a net restructuring charge of $29 million in the fourth quarter.

For the fourth quarter 2004, the Company’s GAAP earnings per share are expected to be $0.11 to $0.13. Excluding the restructuring expense, the expected range continues to be $0.24 to $0.26.

These actions do not change the Company’s outlook for 2005. Convergys continues to expect approximately 10% revenue growth, and excluding the costs of the fourth quarter 2004 restructuring charge, earnings per share are expected to grow somewhat faster than revenue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ William H. Hawkins II
William H. Hawkins II
Senior Vice President, General Counsel and Secretary

Date: December 30, 2004